Exhibit 99.1

For immediate release

January 8, 2018

AtriCure Reports Preliminary Results for Fourth Quarter and Full Year 2017

MASON, Ohio, January 8, 2018 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced preliminary financial results for the fourth quarter and full year 2017 and provided 2018 financial guidance.

Preliminary and unaudited revenue for fourth quarter 2017 is expected to be approximately $46.1 million, reflecting growth of approximately 12% over the fourth quarter of 2016. Based on this preliminary estimate, revenue from U.S. customers is expected to be $36.2 million, reflecting growth of 11% and revenue from international customers is expected to be approximately $9.9 million, an increase of 16% as reported and 10% on a constant currency basis.

Preliminary revenue for full year 2017 is expected to be $174.7 million, reflecting growth of approximately 13% over full year 2016. Adjusted EBITDA loss (a non-GAAP measure consistently calculated as in previous releases1)  for the full year 2017 is currently estimated to be in the previously communicated range of $4 to $6 million.

“Our fourth quarter results demonstrate solid financial performance as well as several accomplishments, and our business recovered nicely from the impact of the hurricanes in the third quarter.  In addition, we enrolled our 100th patient in CONVERGE, surpassed the 120,000 AtriClip milestone, and launched the AtriClip PRO•V™ device as a platform for current and future growth,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We are well positioned to continue executing on our strategy to deliver solid, balanced, results across our business while progressing forward with our clinical trials and strategic initiatives, and positively impacting patient lives.”

2018 Financial Guidance

Management projects 2018 revenue of approximately $190 million to $196 million. Adjusted EBITDA, a non-GAAP measure, is projected to be positive for 2018.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide, with more than 100,000 implanted to date. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

1 AtriCure will provide a reconciliation of non-GAAP measures to the related GAAP measure in the release of final 2017 results.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com